Exhibit (j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of DWS Advisor Funds on Form N-1A ("Registration Statement") of our report dated December 22, 2008, relating to the financial statements and financial highlights which appears in the October 31, 2008 Annual Report to Shareholders of DWS Diversified International Select Equity Fund (formerly DWS International Select Equity Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 25, 2009